UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of

 the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)

January 29, 2013

NexCore Healthcare Capital Corp

(Exact name of registrant as specified in its charter)

Delaware	000-50764	20-0003432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 18th Street, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 244-0700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 29, 2013, the Company issued a press release announcing that its Board of Directors has declared a special cash dividend of $0.01 per share of common stock to stockholders of record on February 4, 2013. The dividend is payable on February 18, 2013. The press released is furnished as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated January 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXCORE HEALTHCARE CAPITAL CORP

By:	/s/ Robert E. Lawless
Robert E. Lawless
Chief Financial Officer

Date: January 30, 2013

Exhibit 99.1

NexCore Healthcare Capital Corp Declares Special Cash Dividend

DENVER, Co., January 29, 2013 – NexCore Healthcare Capital Corp (NXHC.OB) announced today that on January 25, 2013 its Board of Directors declared a special cash dividend on its outstanding common stock of $0.01 per share, payable on February 18, 2013 to stockholders of record as of the close of business on February 4, 2013.

NexCore Healthcare Capital Corp (“NexCore”) provides comprehensive healthcare solutions to hospitals, healthcare systems, and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. The company focuses on serving and advising its clients with planning and developing outpatient service facilities that target operational efficiencies and lower the cost of delivering healthcare services. NexCore has been recognized by Modern Healthcare as one of the Top 20 Healthcare Real Estate Developers and has become one of the nation’s most active and respected healthcare advisors. NexCore and its principals have developed and acquired nearly 5.2 million square feet of commercial real estate and have completed over $700 million of real estate transactions on behalf of institutional investors. The company has approximately 1.9 million square feet of healthcare facilities under management and is headquartered in Denver, Colorado with regional offices in Portland, Oregon, Chicago, Illinois, and Bethesda, Maryland. For more information, please visit www.nexcoregroup.com.